Exhibit 16.1

LETTER FROM PREDECESSOR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for China Fire & Security Group, Inc.  (the  Company).  We have read the Company's disclosure set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant", of the Company's Current Report on Form 8-K dated on January 7, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Brea, California

January 7, 2010